FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1394 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1394.

                                          Commission File Number: 1-8221
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                          General Microwave Corporation
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             (Exact name of registrant as specified in its charter)

             5500 New Horizons Boulevard, Amityville, New York 11701
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)


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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a) (1) (i)      [X]             Rule 12h-3(b) (1) (ii)   [ ]
     Rule 12g-4(a) (1) (ii)     [ ]
     Rule 12g-4(a) (2) (i)      [ ]             Rule 12h-3(b) (2) (i)    [ ]
     Rule 12g-4(a) (2) (ii)     [ ]             Rule 12h-3(b) (2) (ii)   [ ]
     Rule 12h-3(b) (1) (i)      [ ]             Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date:
                                        1
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     Pursuant to the requirements of the Securities and Exchange Act of 1934, General Microwave Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:      January 6, 1999                        BY:/s/ Anello Garefino
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                                                         Anello Garefino
                                                         Assistant Secretary